                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as specified in its charter)


--------------------------------------------------------------------------------
      (Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     (4)  Proposed maximum aggregate value of transactions:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

                       Birmingham Steel Corporation logo

                                                       September 17, 1999

Dear Birmingham Steel Corporation Shareholder:

     We are pleased to report that Birmingham Steel Corporation's core mini-mill and scrap operations achieved strong results for both the 1999 fourth quarter and full year.

     As discussed in the attached press release, your Company's core operations were solidly profitable despite record imports and intense pressure on steel prices and margins -- some of the worst steel industry conditions I have seen in my 43 years in this business.

     Although the Company reported a net loss for the quarter and year, that loss was mainly associated with our SBQ operations, including restructuring charges. As you may know, on August 18 we announced our intention to divest this and other unprofitable non-core operations. This restructuring process is already well under way and, with the restructuring charges behind us, we fully expect Birmingham Steel to return to net profitability in the current quarter.

     Birmingham Steel is moving forward as a highly focused, efficient and profitable producer of merchant and rebar products serving a broad range of industrial customers. We are confident, moreover, that upon completion of our strategic restructuring, Birmingham Steel will be solidly positioned to:

     - achieve strong operational and financial results;

     - continue to reduce debt; and

     - increase both our strategic and financial flexibility.

     These are the drivers behind enhanced profitability, the key to our overriding objective of building shareholder value.

     On behalf of the Board of Directors, management team and all of our dedicated employees, we thank you for your continued support of Birmingham Steel.

Sincerely,

[/s/ Robert A. Garvey]
Robert A. Garvey
Chairman and Chief Executive Officer

         BIRMINGHAM STEEL REPORTS STRONG FOURTH-QUARTER AND FISCAL 1999
              RESULTS FOR ITS CORE MINI-MILL AND SCRAP OPERATIONS

        NET LOSS FOR QUARTER AND YEAR REFLECTS $191.3 MILLION CHARGE FOR
                            DISCONTINUED OPERATIONS
                   AND WRITE-OFF OF WEST COAST SCRAP BUSINESS

        -- "OUR CORE MINI-MILL AND SCRAP OPERATIONS ARE HIGHLY EFFICIENT
         AND SOLIDLY PROFITABLE, DESPITE RECORD IMPORTS AND REDUCTIONS
           IN STEEL PRICES AND MARGINS," SAYS CEO ROBERT A. GARVEY --

     BIRMINGHAM, Ala., Sept. 15, 1999 -- Birmingham Steel Corporation (NYSE:
BIR) today announced that its core mini-mill and scrap operations achieved strong financial results for the fourth quarter and fiscal year ended June 30, 1999. The Company also reported a consolidated net loss for the fiscal fourth quarter and year, which was primarily attributable to its decision to divest its SBQ (special bar quality) operations and to write-off the Company's 50% stake in its unprofitable Pacific Coast Recycling joint venture.

     Financial highlights for the quarter and year ended June 30, 1999 include:

                                                              QUARTER     YEAR
                                                              -------    ------
- EPS from Core Operations (excluding start-up expenses)....   $0.20      $1.19
- EPS from Continuing Operations............................  ($0.59)     $0.11
- EPS from Discontinued Operations..........................  ($6.31)    ($7.72)
- Reported EPS..............................................  ($6.90)    ($7.61)

CORE OPERATIONS

     Despite continued adverse industry conditions, including record-high import levels that constrained shipping levels and reduced selling prices, Birmingham Steel achieved strong fourth-quarter and full-year results throughout its core merchant and rebar businesses. The Company's core mini-mill operations, which together provide industrial customers a broad range of merchant and rebar products, include facilities in Kankakee, Illinois; Joliet, Illinois; Birmingham, Alabama; Jackson, Mississippi; Seattle, Washington; and Cartersville, Georgia. The Company's core businesses also include scrap operations in Jackson, Mississippi and Vancouver, British Columbia, and the Port Everglades Steel sales and distribution business in Ft. Lauderdale, Florida.

     For the fourth quarter ended June 30, 1999, Birmingham Steel's core operations generated earnings before interest, taxes, depreciation and amortization ("EBITDA") of $26.5 million and operating income of $15.7 million. EBITDA and operating income from core operations were $35.3 million and $18.7 million, respectively, in the fourth quarter last year. EBITDA and operating income from core operations in the fiscal 1999 fourth quarter also included $3.9 million of start-up expenses associated with the new Cartersville rolling facility, which began start-up operations in March, 1999. In the same period last year, pre-operating expenses at Cartersville were $616,000. For the fiscal 1999 fourth quarter, earnings per share from core operations, excluding start-up expenses, were $0.20.

     Fiscal 1999 fourth-quarter shipments by the Company's core operations increased significantly from the immediately preceding quarter, reflecting a modest reduction in steel imports. Fourth-quarter net sales from core operations were $184.0 million, versus $214.2 million last year, as shipments fell to 642,000 tons from 678,000 tons in the same period last year.

     For the fiscal year ended June 30, 1999, core operations generated EBITDA of $106.9 million and operating income of $57.0 million. EBITDA and operating income from core operations in fiscal 1998 were $116.4 million and $66.0 million, respectively. Core operations EBITDA in fiscal 1999 also included pre-operating and start-up expenses at Cartersville of $12.9 million, versus $1.3 million in fiscal 1998. Earnings per share from core operations, excluding start-up expenses, were $1.19.

     Net sales from core operations in fiscal 1999 were $709.9 million, versus $836.9 million in the prior year. Shipments from core operations in fiscal 1999 were 2,389,000 tons, compared with 2,667,000 tons in the prior year.

     Robert A. Garvey, Chairman and Chief Executive Officer, said: "Our core mini-mill and scrap operations are highly efficient and solidly profitable, despite record imports and resulting reductions in steel prices and margins. Reflecting the strength of our core operations and with the restructuring charges behind us, we fully expect the Company to return to net profitability in the first quarter of fiscal 2000. I am confident, moreover, that once the Company's strategic restructuring is completed, we will be well-positioned to achieve increasingly strong operational and financial results, continue to reduce debt, increase our strategic and financial flexibility and, in turn, achieve our overriding objective of building shareholder value."

     Brian F. Hill, who joined the Company in June 1999 as Chief Operating Officer after 15 years in the steel and steel-related businesses with Cargill, Inc., including serving as Executive Vice President of Operations at North Star Steel, said: "Birmingham Steel has grown from what was essentially a one-product (rebar) company serving only one industry (construction), to a well-balanced, broadly based company providing a wide range of merchant and rebar products to multiple industries. While adverse market conditions and operational challenges in the Company's SBQ operations have masked the strength and progress of our core merchant, rebar and scrap businesses, I am confident that these core operations will provide the platform for the future growth and success of Birmingham Steel."

NON-CORE OPERATIONS

     As announced on August 18th, Birmingham Steel is pursuing a strategic restructuring in which the Company will focus on its strong and profitable core mini-mill and scrap operations. Accordingly, the Company announced that it will divest its SBQ operations, which originally became part of the Company when it acquired American Steel & Wire Corporation (AS&W) in 1993.

     The Company's decision to discontinue its SBQ operations, which include its Memphis and Cleveland facilities and the Company's 50% stake in American Iron Reduction, LLC ("AIR"), was attributable to continuing financial and operational challenges that have required a major and continuing commitment of management and financial resources and have masked the strength and success of the Company's core rebar, merchant and scrap businesses. Losses from the SBQ operations have also constrained the Company's financial flexibility by significantly increasing its debt level.

     Mr. Garvey said: "Questionable strategic and operational decisions made before 1996 led directly to the continuing challenges experienced by the SBQ operations and the adverse impact to shareholder value that has occurred over the past three years."

     Mr. Garvey continued: "Although the SBQ operations have made meaningful progress, we believe that the long-term interests of the Company's shareholders will be better served by building upon our core rebar, merchant and scrap operations. We intend to seek a buyer for the SBQ operations whose business strategy and operational resources are more aligned with those operations, and who is prepared to help the SBQ operations realize their full potential. We believe the SBQ operations have significant potential in a consolidating industry. Meanwhile, we plan to support the SBQ operations to enhance their ability to achieve continued operational and financial progress."

     Also as previously announced, the Company is exploring its options with regard to its investment in Pacific Coast Recycling, LLC, a West Coast scrap joint venture. Because the activities of PCR are not strategic to the Company's core operations, and also because of continued economic distress in the Asian export market for scrap, the Company has decided to write-off its investment in PCR.

REPORTED CONSOLIDATED RESULTS FOR FISCAL 1999 FOURTH-QUARTER AND FULL-YEAR

     In the financial statements for the fourth quarter and fiscal year ended June 30, 1999, the Memphis, Cleveland and AIR operations have been presented as Discontinued Operations. In accordance with the provisions of generally accepted accounting principles ("GAAP"), losses in fiscal 1999 associated with PCR have been included in the Company's results from Continuing Operations. However, as a result of the write-down of the PCR investment in the fiscal 1999 fourth quarter, future losses at PCR are not expected to adversely affect the Company's financial results.

     On a consolidated basis, the Company's net loss for the fourth quarter of fiscal 1999 from all operations, including Continuing Operations and Discontinued Operations, was $204.7 million, or $6.90 per share. For the fiscal year ended June 30, 1999, the Company reported a consolidated net loss of $224.2 million, or $7.61 per share. The consolidated net loss in the fourth quarter of the prior fiscal year was $4.2 million, or $0.14 per share. Net income for the fiscal year ended June 30, 1998 was $1.6 million, or $0.05 per share.

  Financial Results from Continuing Operations

     For the fourth quarter of fiscal 1999, the Company reported a net loss from Continuing Operations of $17.4 million, or $0.59 per share. Because of the special income tax treatment afforded to capital loss transactions, which the Company's write-off of its investment in PCR is considered, the Company's effective tax rate for Continuing Operations for fiscal year 1999 was 81.9%.

     The fourth-quarter results include a pre-tax charge of $19.3 million related to the write-off of the Company's 50% stake in PCR and $3.9 million of start-up expenses associated with the new Cartersville rolling mill. Excluding losses associated with PCR and start-up expenses, earnings per share from Continuing Operations for the fourth quarter were $0.20.

     For the year-ended June 30, 1999, the Company's Continuing Operations recorded net income of $3.3 million, or $0.11 per share. Excluding losses associated with PCR and start-up expenses related to Cartersville, earnings per share from Continuing Operations were $1.19.

  Financial Results from Discontinued Operations

     For the fourth quarter of fiscal 1999, the Company recorded a net loss from Discontinued Operations of $187.3 million, or $6.31 per share. Losses from Discontinued Operations included: (1) the fiscal 1999 fourth-quarter loss of $14.1 million for these operations; and (2) a $173.2 million provision for the estimated losses to be incurred in connection with the disposition of the SBQ operations. For the fiscal year ended June 30, 1999, the net loss from Discontinued Operations was $227.5 million, or $7.72 per share.

OTHER MATTERS

     The Company's total debt outstanding at June 30, 1999 was $521.5 million, down from a peak of $617.2 million in August 1998. Total debt at June 30, 1998 was $568.9 million.

     The Company is currently in discussions with its lenders concerning the terms of appropriate modifications of its various debt agreements, including the terms of an appropriate collateral package, to ensure availability of funds under the Company's outstanding debt facilities. The Company expects to complete these discussions prior to the filing of its Annual Report on Form 10-K.

     Credit Suisse First Boston is the Company's principal financial advisor on matters related to the restructuring, and will be assisted by Banc of America Securities LLC.

     Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The common stock of Birmingham Steel Corporation is traded on the New York Stock Exchange under the symbol "BIR."

     NOTICE: except for historical information, the matters described in this press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including economic conditions, market demand factors, equipment breakdowns or failures, Birmingham Steel's success in implementing the restructuring plan, as well as other risks described from time to time in the Company's periodic and special filings with Securities and Exchange Commission. Any forward-looking statements contained in this document speak only as of the date hereof, and the Company disclaims any intent or obligation to update such forward-looking statements.

     Birmingham Steel Corporation (the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with the 1999 annual meeting of shareholders. The participants in this solicitation may include the directors of the Company (William J. Cabaniss, Jr., C. Stephen Clegg, Alfred C. DeCrane, Jr., E. Mandell de Windt, Robert A. Garvey, E. Bradley Jones, Robert D. Kennedy, Richard de J. Osborne and John H. Roberts) and the following executive officers, members of management and employees of the Company: Robert A. Garvey (Chairman and Chief Executive Officer), Brian F. Hill (Chief Operating Officer), Kevin E. Walsh (Executive Vice President -- Chief Financial Officer), William R. Lucas, Jr. (Managing Director -- Southern Region), Jack R. Wheeler (Managing Director -- Northern Region), Raymond J. Lepp (Managing Director -- Western Region), J. Daniel Garrett (Vice President -- Finance & Control). Catherine W. Pecher (Vice President -- Administration & Corporate Secretary), Charles E. Richardson, III (General Counsel), Philip L. Oakes (Vice President -- Human Resources), W. Joel White (Vice President -- Information Technology) and Robert G. Wilson (Vice President -- Business Development). As of the date of this communication, none of the foregoing participants individually owned in excess of 1 percent of the Company's common stock or in the aggregate in excess of 3 percent of the Company's common stock.

     The Company has retained Credit Suisse First Boston Corporation ("CSFB") and Banc of America Securities LLC ("BAS") to act as its financial advisors, for which CSFB and BAS will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify CSFB, BAS and certain related persons against certain liabilities, including liabilities under federal securities laws, arising out of their engagement. Each of CSFB and BAS are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor BAS admit that it or any of its directors, officers or employees is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that
Schedule 14A requires the disclosure of certain information concerning CSFB or BAS. In connection with their role as financial advisors to the Company, each of CSFB and BAS, and the following investment banking employees of CSFB or BAS, as the case may be, may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of the Company: Peter R. Matt, William C. Sharpstone and Murari S. Rajan of CSFB; and Gidon Y. Cohen, Shawn B. Welch and Sumner T. Farren of BAS. In the normal course of their business, both CSFB and BAS regularly buy and sell securities issued by the Company for their own account and for the accounts of their respective customers, which transactions may result in CSFB, BAS or their respective associates having a net "long" or net "short" position in the Company's securities, or option contracts or other derivatives in or relating to such securities. As of September 3, 1999, CSFB had a net long position of 14,200 shares of the Company's common stock and as of September 8, 1999, BAS had a net long position of 264,224 shares of the Company's common stock.

CONTACT:  J. Daniel Garrett, 205-970-1213
           or
           Roy Winnick/Roanne Kulakoff
           Kekst and Company
           212-521-4842 or 4837

                                [TABLES FOLLOW]

                          BIRMINGHAM STEEL CORPORATION

                              FINANCIAL HIGHLIGHTS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                              THREE MONTHS ENDED JUNE 30,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
Revenues....................................................   $  183,967      $  214,208
Net income (loss) from continuing operations................      (17,378)          5,780
Loss from discontinued operations...........................     (187,285)        (10,025)
Net Loss....................................................     (204,663)         (4,245)
Earnings per share:
  From continuing operations................................   $    (0.59)     $     0.19
  From discontinued operations..............................   $    (6.31)     $    (0.33)
  Net Loss..................................................   $    (6.90)     $    (0.14)
  From core operations (excluding start-up costs)...........   $     0.20      $     0.51
Weighted average shares outstanding.........................   29,673,678      29,646,728

                                                              TWELVE MONTHS ENDED JUNE 30,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
Revenues....................................................   $  709,876      $  836,875
Net income from continuing operations.......................        3,284          27,945
Loss from discontinued operations...........................     (227,520)        (26,316)
Net Income (Loss)...........................................     (224,236)          1,629
Earnings per share:
  From continuing operations................................   $     0.11      $     0.94
  From discontinued operations..............................   $    (7.72)     $    (0.89)
  Net Income (Loss).........................................   $    (7.61)     $     0.05
  From core operations (excluding start-up costs)...........   $     1.19      $     1.37
Weighted average shares outstanding.........................   29,481,185      29,674,081

                          BIRMINGHAM STEEL CORPORATION

                         CONSOLIDATED INCOME STATEMENTS
       (IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE INFORMATION)

                                              THREE MONTHS ENDED JUNE 30,      YEAR ENDED JUNE 30,
                                              ---------------------------   -------------------------
                                                  1999           1998          1999          1998
                                              ------------   ------------   -----------   -----------
Net sales...................................  $   183,967    $   214,208    $   709,876   $   836,875
Cost of sales:
  Other than depreciation and
     amortization...........................      143,901        172,575        568,688       689,347
  Depreciation and amortization.............       10,887          9,544         40,227        37,954
                                              -----------    -----------    -----------   -----------
  Gross profit..............................       29,179         32,089        100,961       109,574
Provision for loss on mill modernization
  program, pre-operating/start-up costs and
  unusual items.............................        3,923            616         12,854         1,305
Selling, general and administrative.........       11,287         13,148         36,625        44,214
Interest....................................        9,396          2,231         24,248        17,261
Minority Interest...........................        1,771            400          5,496         1,643
                                              -----------    -----------    -----------   -----------
                                                    6,344         16,494         32,730        48,437
Other income, net...........................           (7)         6,966          9,931        12,794
Loss from equity investments................      (20,027)       (14,268)       (24,563)      (18,326)
                                              -----------    -----------    -----------   -----------
Income (loss) from continuing operations
  before income taxes.......................      (13,690)         9,192         18,098        42,905
Provision for (benefit from) income taxes...        3,688          3,412         14,814        14,960
                                              -----------    -----------    -----------   -----------
Income (loss) from continuing operations....  $   (17,378)   $     5,780    $     3,284   $    27,945
Discontinued operations:
  Loss from operation of SBQ division (net
     of income tax benefit).................      (14,102)       (10,025)       (54,337)      (26,316)
Loss on disposal of SBQ division, including
  provision for estimated operating losses
  during phase-out period (net of income tax
  benefit)..................................     (173,183)            --       (173,183)           --
                                              -----------    -----------    -----------   -----------
Net income (loss)...........................  $  (204,663)   $    (4,245)      (224,236)        1,629
                                              ===========    ===========    ===========   ===========
Weighted average shares outstanding.........   29,673,678     29,646,728     29,481,185    29,674,081
                                              ===========    ===========    ===========   ===========

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